Exhibit 99.1

Investors:	Sue Pirri, sue.pirri@autodesk.com, 415-507-6467
John Clancy, john.clancy@autodesk.com, 415-507-6373

Press:	Caroline Kawashima, caroline.kawashima@autodesk.com, 415-547-2498

AUTODESK ANNOUNCES UPDATE ON STOCK OPTIONS REVIEW

SAN RAFAEL, Calif., October 6, 2006 — Autodesk, Inc. (NASDAQ: ADSK) today announced an update on the on-going voluntary review of the Company’s stock option grant practices and related accounting issues. The review is being conducted by the Audit Committee of Autodesk’s Board of Directors with the assistance of independent outside legal counsel. The Audit Committee is also working closely with Ernst & Young LLP, the Company’s independent registered public accounting firm.

At this time, the Audit Committee has not completed its work, nor has it reached any final conclusions. Although the review is continuing, the Audit Committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain broad-based employee stock option grants issued in the past differ from the recorded grant dates of such awards. As a result, the Audit Committee believes the Company will record additional non-cash stock-based compensation expense related to stock option grants, but it is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions or whether any historical periods would require restatement. Any additional non-cash stock-based compensation expense recorded will not affect the Company’s previously reported cash positions or revenues.

The Company plans to become current in its periodic reports required under the Exchange Act of 1934, as amended, following the completion of the independent review.

While Autodesk’s on-going business remains strong, the Company currently believes it will incur expenses of approximately $4 million in the third quarter of fiscal 2007 related to conducting the review, including outside legal, accounting, auditing and tax advisors. This amount does not include the previously disclosed one-time payment to employees related to the Company’s employee stock purchase plan.

The Audit Committee’s review is ongoing and the conclusions discussed in this press release are preliminary. There can be no assurance that the outcome of the review will not result in a change to or restatement of financial results provided by the Company for any historical or future period. In addition, the review and possible conclusions have had and may in the future have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded, accounting adjustments to the Company’s financial statements for certain periods, and the Company’s ability to timely file required reports with the SEC and meet the requirements of the NASDAQ Global Select Market for continued listing of its shares. The stock option grant practices under review and related matters could also lead to potential claims and proceedings relating to such matters, including shareholder or employee litigation and action by the SEC and/or other regulatory agencies, and negative tax or other implications for the Company resulting from any accounting adjustments or other factors.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the determinations resulting from the Audit Committee’s preliminary conclusions from its review of the Company’s stock option grant practices and related accounting issues, anticipated expenses related to the review and other statements regarding our expected performance. Factors that could cause actual results to differ materially include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to the Company’s stock option grants and related accounting issues. Further information on potential factors that could affect the Company’s results are included in its Form 10-K for the year ended January 31, 2006 and Form 10-Q for the quarter ended April 30, 2006 which are on file with the Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk, Inc. is a Fortune 1000 company, wholly focused on ensuring that great ideas are turned into reality. With seven million users, Autodesk is the world’s leading software and services company for the manufacturing, infrastructure, building, media and entertainment, and wireless data services fields. Autodesk’s solutions help customers create, manage and share their data and digital assets more effectively. As a result, customers turn ideas into competitive advantage, become more productive, streamline project efficiency and maximize profits.

Founded in 1982, Autodesk is headquartered in San Rafael, California. For additional information about Autodesk, please visit www.autodesk.com.